EXHIBIT 4.2
GREIF, INC.
2020 LONG-TERM INCENTIVE PLAN
Form of Performance Stock Unit Award Document Agreement
Greif, Inc. (the “Company”) hereby grants the undersigned Participant a Performance Stock Unit Award (the “Award”), subject to the terms and conditions described in the Greif, Inc. 2020 Long-Term Incentive Plan (the “Plan”) and this Performance Stock Unit Award Document (this “Award Document”). Capitalized terms that are not defined in this Award Document have the same meanings as in the Plan.

1.	Name of the Participant:

2.	Grant Date: December 17, 2019 (the “Grant Date”).

3.	Award of Restricted Stock Units: The number of Performance Stock Units (“PSUs”) subject to the Award is equal to (the “Target Award”).

4.	Performance Period: The 36-month period beginning November 1, 2019 and ending on October 31, 2022 (the “Performance Period”).

5.
Vesting: As of the date specified by the Committee following the end of the Performance Period (the “Vesting Date”) which shall not be sooner than 75 days after the end of each Performance Period nor later than March 15th of the year following the end of the applicable Performance Period, the Participant shall vest in between 0% and 200% of the PSUs subject to the Target Award, based on the achievement of the Performance Criteria set forth in attached Exhibit A during the Performance Period. The Committee shall determine the number of PSUs vesting with respect to the Performance Period based on the level of achievement of the Performance Criteria. Except as provided in Section 6(a), if the Participant terminates for any reason prior to a Vesting Date, whether voluntarily or involuntarily, any PSUs that are unvested on the date of termination will be forfeited on that date.

6.
Limitations on Vesting: If the Participant’s employment terminates for any reason prior Vesting Date, the Participant shall forfeit all of the PSUs subject to the Target Award. Notwithstanding the foregoing:

(a)
Death; Disability; Retirement: In the event of the termination of the Participant’s employment due to his or her death, Disability or Retirement during the Performance Period (other than as described in the following paragraph), upon the Vesting Date, the number of Share that would otherwise have been issued to the Participant in connection with the PSU as adjusted for the level of attainment of the Performance Criteria set forth in attached Exhibit A during the Performance Period, shall be prorated by multiplying that number of Shares by a fraction, the numerator of which is the number of days of employment in the Performance Period through the Participant’s termination date, and the denominator of which is the number of days in the Performance Period. For purposes of this Award, “Retirement” means the Participant’s termination without Cause after attaining age 60 with at least 3 years of service.

Notwithstanding the foregoing, if the Participant is terminated for Cause (or the Company determines that it would have had Cause to terminate the Participant who had Retired, died or become Disabled) prior to the Vesting Date, the Participant shall forfeit any entitlement to settlement of the PSUs. For purposes of this Award Document, “Cause” shall have the definition set forth in any agreement between the Participant and the Company or any Affiliate or, in the absence of any agreement defining Cause, the Participant’s: (i) material failure to comply with the code of conduct or the policies and procedures of the Company or the Affiliate that is the Participant’s employer; (ii) violation of laws or regulations governing the Company or an Affiliate; or (iii) material breach of any provision of any contract between the Participant and the Company or any Affiliate.

(b)
Violation of Noncompetition and Nondisclosure Agreement. The Participant acknowledges that, as a condition of receiving this Award, the Participant is subject to the terms of a Noncompetition and Nondisclosure Agreement (the “Covenants”). If the Company reasonably determines that the Participant has violated the terms of the Covenants, the Company shall have the right to take any or all of the following actions: (i) forfeit any right the Participant otherwise would have to settlement of the PSUs, (ii) require the Participant to repay the Shares issued in connection with the PSUs, or any amount traceable to such Shares, (iii) obtain an injunction, and (iv) seek any other remedy, damages or relief available to the Company at law or in equity.

7.	Time and Form of Settlement: Any PSUs that become vested under Sections 4 and 5 shall be settled in Shares as soon as administratively feasible but not later than 30 days after the Vesting Date.

8.	Miscellaneous:

(a)
Non-Transferability. PSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. In addition, the Shares issued in settlement of the PSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution, for 12 months plus one day after the date such settlement.

(b)
Beneficiary. Payments with respect to the Award shall be made to the Participant, except that, in the event of the Participant’s death, payment shall be made to the Participant’s beneficiary as designated pursuant to Section 6.2 of the Plan.

(c)
No Right to Continued Service or to Awards. The granting of an Award shall impose no obligation on the Company or any Affiliate to continue the employment of the Participant or interfere with or limit the authority of the Company or any Affiliate to terminate the employment of the Participant at any time, with or without Cause, which right is expressly reserved.

(d)
Tax Withholding. As set forth in Section 9.3 of the Plan, the Company or an Affiliate, as applicable, will have the power to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the PSUs. Unless the Participant has otherwise irrevocably elected a different method to satisfy the withholding, the Participant shall be deemed to have elected to satisfy the withholding requirement by having the Company or an Affiliate, as applicable, withhold first from any cash payable under the Award and then from Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections will be irrevocable and made in writing and will be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(e)
Requirements of Law. The grant of Awards shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system.

(f)	Governing Law. The Plan and all Award Documents shall be governed by and construed in accordance with the laws of (other than laws governing conflicts of laws) the State of Ohio.

(g)
Award Subject to Plan. The Award is subject to the terms and conditions described in this Award Document and the Plan, which is incorporated by reference into and made a part of this Award Document. In the event of a conflict between the terms of the Plan and the terms of this Award Document, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award Document, and its determination of the meaning of any provision in the Plan or this Award Document will be binding on the Participant.

(h)
Section 409A of the Code. This Award Document is intended, and shall be construed and interpreted, to comply with Section 409A of the Code and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or the Treasury Regulations thereunder. For purposes of Section 409A of the Code, each payment of compensation under the Award Document shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludable from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals to the maximum possible extent. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Participant, and neither the Company nor any Affiliate shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code. Any reference to the Participant’s “termination” shall mean the Participant’s “separation from service,” as defined in Section 409A of the Code. In addition, if the Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to payment or to distribution of any portion of an Award that is subject to Section 409A of the Code (and for which no exception applies) and is payable or distributable on account of the Participant’s termination until the expiration of six months from the date of such termination (or, if earlier, the

Participant’s death). Such Award, or portion thereof, shall be paid or distributed on the first business day of the seventh month following such termination.

(i)	Signature in Counterparts. This Award Document may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

PARTICIPANT

______________________________________    Date:    ______________________

GREIF, INC.

By:     _________________________________    Date:    ______________________
Name:    _________________________________
Title:    _________________________________

EXHIBIT A
Performance Criteria for 20__ - 20__ Performance Period

As described in Section 5 of the Award Document, at the end of the Performance Period, the Participant may vest in between 0% and 200% of the PSUs subject to the Target Award based on the achievement of the Performance Criteria set forth below during the Performance Period. When determining the level of achievement of the Performance Criteria, the Committee may make any adjustments permitted under Section 5.3(c) of the Plan. Performance between two stated levels will be interpolated when determining the percentage of the Target Award earned.

[Performance Criteria to be established by the Committee for each Performance Period]